Exhibit 11.1

Statement of Computation of Per Share Earnings

                                             For three months ended March 31,

                                                  2004           2003
BASIC:

Average shares outstanding                     77,940,662     53,436,165

Net loss applicable
   to Common Shares                            (1,768,995)        62,224
                                               ----------     ----------
Per share amount                                    (0.02)          0.00
                                               ==========     ==========

FULLY DILUTED:
Average shares outstanding
  disregarding dilutive outstanding
  stock options and warrants
  and conversion of debentures
  for each year                                77,940,662     53,436,165

Dilutive stock options and
  warrants, based on the treasury
  stock method using the average
  market price                                  5,728,755      2,421,656

Floating convertible debenture                  2,089,189      1,500,000
                                               ----------     ----------
Shares outstanding                             85,758,606     57,357,821
                                               ==========     ==========

Net income(loss)                               (1,768,995)        62,224

Interest on Floating Convertible Debenture,
  net of taxes                                     81,233         49,853

Net income (loss) for fully diluted                    --             --
   calculation                                 (1,687,762)       112,077
                                               ==========     ==========

Per share amount                                    (0.02)          0.00
                                               ==========     ==========

                                           For nine months ended March 31,


                                                  2004           2003
BASIC:
Average shares outstanding                     74,066,341     52,121,619

Net income(loss) applicable
  to Common Shares                             (2,860,161)    (1,778,300)
                                               ----------     ----------

Per share amount                                    (0.04)         (0.03)
                                               ==========     ==========

FULLY DILUTED:
Average shares outstanding
  disregarding dilutive outstanding
  stock options and warrants
  and conversion of debentures
  for each year                                74,066,341     52,121,619

Dilutive stock options and
  warrants, based on the treasury
  stock method using the average
  market price                                  2,456,222      1,768,708

Floating convertible debenture                    827,946      1,500,000
                                               ----------     ----------

Shares outstanding                             77,350,509     55,390,327
                                               ==========     ==========

Net income(loss)                               (2,860,161)    (1,778,300)

Interest on Floating Convertible Debenture,
  net of taxes                                    187,650        151,007

Net income (loss) for fully diluted                    --             --
   calculation                                 (2,672,511)    (1,627,293)
                                               ==========     ==========

Per share amount                                    (0.03)         (0.03)
                                               ==========     ==========